As Filed:  October 6, 2000                                SEC File No. 333-43320
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               Amendment No. 2 to
                       Registration Statement on Form S-3
                        Under the Securities Act of 1933

                               SENSAR CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

               Nevada                                    87-0429944
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                   Identification No.)


                          50 West Broadway, Suite 501,
                   Salt Lake City, Utah 84101, (801) 350-0587
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Howard S. Landa, 50 West Broadway, Suite 501,
                   Salt Lake City, Utah 84101, (801) 350-0587
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                               Keith L. Pope, Esq.
                       PARR WADDOUPS BROWN GEE & LOVELESS
                       185 South State Street, Suite 1300
                         Salt Lake City, Utah 84111-1537
                            Telephone: (801) 532-7840
                            Telecopy: (801) 532-7750
                              e-mail: klp@pwlaw.com


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
  Title of each class of        Amount to be       Proposed maximum        Proposed maximum          Amount of
securities to be registered      registered       offering price per      aggregate offering     registration fee
                                                        unit(1)                price(1)

Common Stock                     2,467,056              $20.57                $57,747,342            $56,844

====================================================================================================================

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the average of the high and low price reported on the Nasdaq SmallCap Market for the Registrant's common stock on August 4, 2000 (rule 457(c)).


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

         The information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Preliminary Prospectus dated October 6, 2000


                              --------------------

                               SENSAR CORPORATION


                   Resale of 2,467,056 Shares of Common Stock

         The stockholders of Sensar Corporation named on page 9 under the caption "Selling Stockholders" may publicly offer and sell from time to time, 2,467,056 shares of common stock using this Prospectus.


         The selling stockholders will sell the common stock on the Nasdaq SmallCap(SM) Market, in privately negotiated transactions, or otherwise at the market price, which may vary during the offering period, or at a negotiated price. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. Sensar has agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the shares.


         Sensar's common stock trades on the Nasdaq SmallCap Market under the symbol "SCII." On October 3, 2000, the last reported sales price of Sensar's common stock on the Nasdaq SmallCap Market was $17.56 per share.


         An investment in our common stock is subject to risks. We urge you to read the information set forth under the caption "Risk Factors," beginning on page 2, as well as the other information in this Prospectus before making an investment decision.

                              --------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

         The mailing address and telephone number of the principal executive offices of Sensar is 50 West Broadway, Suite 501, Salt Lake City, Utah 84101,
(801) 350-0587.

         The name, address, and telephone number of Sensar's transfer agent is Progressive Transfer Company, 1981 East, 4800 South, Suite 100, Salt Lake City, Utah 84117, (801) 277-1400.


                      Prospectus dated October _____, 2000

                               RECENT DEVELOPMENTS

         Sensar has entered into an agreement to merge with Net2Wireless Corporation pursuant to which the business of Net2Wireless will become the business of Sensar and the current directors and management of Net2Wireless will become the directors and management of Sensar. Sensar will issue 18,295,060 shares of its common stock, 71% of the total outstanding subsequent to the merger, to the current stockholders of Net2Wireless. Sensar will also assume options and warrants outstanding in Net2Wireless to purchase up to an additional 16,623,071 shares of common stock and will issue 1,000,000 shares of common stock to individuals involved in introducing Sensar and Net2Wireless. If the transaction contemplated by the stock purchase between Net2Wireless and Nextel Finance Company is completed prior to the merger, Sensar will issue an additional 1,000,000 shares. Sensar has filed a registration statement on Form S-4, SEC File No. 333-34298, with respect to the proposed merger with Net2Wireless, which is incorporated into this Prospectus by reference.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward looking statements. These forward looking statements reflect Sensar's and Net2Wireless' current expectations concerning future results and events. These forward looking statements generally can be identified by the use of phrases such as "believe," "expect," "anticipate," "intent," "plan," "foresee," "likely," "will," "potential," "proposed," or other similar words. Generally, the statements describe the objectives, plans, or goals of the companies. These forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results or the performance or achievement of such goals to differ from those anticipated by these statements. Many of the important factors that could cause actual results to differ materially from expectations are discussed under the caption "Risk Factors" below. In addition to those risk factors specifically addressed, there may be other factors that have not been considered by Sensar and/or Net2Wireless or that are not currently considered to be significant, that may in fact turn out to be material and cause actual results to differ substantially from the forward looking statements. Stockholders should be aware that such forward looking statements are not intended to be precise descriptions of the future and that actual results will differ, either based on one or more of the factors specifically discussed or on other factors or influences that may develop in the future. Neither Sensar nor Net2Wireless undertakes any obligation to update the forward-looking statements contained herein or elsewhere to reflect actual results, changes in assumptions, or changes in other factors affecting the forward-looking statements.

                                  RISK FACTORS

         The merger and the proposed business of Net2Wireless involves a high degree of risk. Set forth below is a discussion of what Sensar and Net2Wireless consider to be the material risk factors as of the date of this Prospectus. In addition to considering the information set forth elsewhere in this Prospectus, you should specifically evaluate the following risk factors during your consideration of whether to invest in Sensar. If any of these risks occur, or if other risks not currently anticipated or fully appreciated by the companies occur, the business and prospects of the combined company could be materially adversely affected, which could have an adverse effect on the trading price for the stock of Sensar.

Risk of Merger not Being Completed

         The proposed merger with Net2Wireless may not be completed, in which case Sensar would not have any current operations and only a limited amount of cash to invest in developing or acquiring operations.

         The proposed merger with Net2Wireless is subject to the approval of the stockholders of both Sensar and Net2Wireless. Net2Wireless has received proxies from the holders of approximately 67% of the stock of Net2Wireless to be voted in favor of the merger, but Sensar has not solicited proxies to date and management only controls approximately 1.2% of the vote of Sensar. In addition, the completion of the merger is subject to the satisfaction or waiver of a number of contractual conditions. In the event that the merger with Net2Wireless is not approved by the stockholders or is not completed for any other reason, Sensar would not have any operations and its assets would consist of approximately $5.9 million of cash, cash equivalents, and a note receivable based on its June 30, 2000, financials, less amounts expended in excess of interest income since that date. This would adversely affect the market price of the common stock and could result in the delisting of the common stock from the Nasdaq SmallCap(SM) Market. If the merger were not completed, Sensar would probably seek to merge with another entity or seek to acquire another business or operations but it may not be able to do so in the short term, or at all, with the assets available to it.

Risks Related to Net2Wireless' Proposed Business

         Net2Wireless is recently formed, does not have an operating history, and, consequently, lacks a historical basis on which to predict future results.

         Net2Wireless was formed in December 1999. Shortly after its formation, Net2Wireless acquired technology from I.T.E.S. - Imaging Technologies Enterprises Systems, Ltd., a development company in Israel. The initial product is still subject to pilot tests with cellular carriers. The technology has not generated any operating revenues or binding contractual commitments to purchase products or services to date. Net2Wireless does not have a historical basis on which to evaluate whether or not its proposed business will be successful, including whether it can:

         o        develop products that successfully address a market need;

         o successfully resolve problems that arise in designing and implementing the manufacturing process for its proposed products or in marketing these products;

         o implement a business model that will permit it to operate profitably;

         o hire and retain employees with the technical skills necessary to continue to develop and support products; and

         o successfully develop the necessary administrative support systems such as personnel management, accounting records and controls, marketing supervision and control, service and support, and record keeping and office administration.

If Net2Wireless is not successful in addressing these issues, it will likely not be successful in implementing its proposed business.

         Net2Wireless expects to operate at a substantial loss at least during fiscal 2000 and possibly for substantially longer, lacks internal funding, and may be unable to obtain the additional financing that it needs.

         Net2Wireless has not generated any operating revenues and expects to operate at a loss at least during fiscal 2000 and possibly for substantially longer. Expenses are expected to grow significantly and more rapidly than revenues during the implementation stage. The combined company may, from time to time, incur additional non-cash charges in connection with future grants of options and warrants to purchase common stock, which charges may be material. It is not anticipated that in the short term expenses can be met through the internal generation of cash flow from the operation of the business. The proposed sale of 1,000,000 shares of Net2Wireless stock to Nextel Finance Company may not be completed because it is subject to customary closing conditions as well as the requirement that Nextel Finance Company be satisfied with its due diligence inquiry. The combined company may need to seek additional funding from outside sources, including equity financing. We cannot be sure that the combined company will be able to obtain the needed financing. If an equity financing is completed in the future, it would result in dilution of the percentage of ownership of existing stockholders and could result in dilution of the per share book value. If financing is not available, or only available on unfavorable terms, the combined company may not be able to successfully implement its business plan.

         The display screens of most currently available wireless devices are inadequate to take full advantage of the services made available by Net2Wireless' proposed products.

         The display screens currently available on most mobile wireless devices are inadequate to display the full color video and graphic information made available by Net2Wireless' proposed products. In order for consumers to have access to the full range of services and convenience of the proposed products, the combined company will be dependent on the continued development of sophisticated display technology by others and the adoption of that technology by wireless device manufacturers.

         Factors beyond the control of Net2Wireless such as product and services acceptance, competitive pressures, and the strategic decisions of wireless carriers, may adversely affect its proposed business.

         Net2Wireless may not be able to achieve or sustain its revenue or profit goals as a result of factors outside of its control, including:

         o the lack of market acceptance of the products and services to be offered by Net2Wireless;

         o the lack of acceptance by consumers of the services to be made available as a result of the application of Net2Wireless' products;

         o competitive pressures, including the announcement of competing products and services or a decrease in the prices of such competing products and services; and

         o the lack of dedication, by the telecommunications carriers and manufacturers of wireless devices, of the resources necessary to successfully market the services potentially made available as a result of Net2Wireless' products.

         Net2Wireless may not be successful in obtaining the necessary adoption of its products by cellular carriers, which adoption is critical for its success.

         Net2Wireless' proposed products are based on an enabling technology that permits the transmission of graphic, sound, and video information between the Internet and wireless devices. This technology differs from standards recently adopted for wireless access to services on the Internet. The initial business strategy of Net2Wireless is to make products and services based on this technology available to wireless telecommunications carriers to permit them to offer new services to their customers. The success of this strategy is dependent on one or more carriers with significant customers adopting Net2Wireless' technology and products as the standard for offering their customers these services. Net2Wireless may not succeed in finding these strategic partners, as some of them may have invested in adopting alternative technologies. In addition, in the course of trying to form relationships with strategic partners, Net2Wireless may forego revenue opportunities in the short term in order to establish market acceptance of its products. As a result, the search for strategic partners could initially adversely affect Net2Wireless' revenues and profitability.

         The combined company may not be able to successfully manage its growth.

         Net2Wireless has expanded from having 22 employees at December 31, 1999, to having 91 employees at June 15, 2000, and 147 employees at August 29, 2000, which has strained its management resources. Additionally, the diversion of the attention of Net2Wireless' management caused by the process of completing the merger and combining the companies could cause a disruption of the business activities of Net2Wireless. If the combined company is successful in the introduction of its products, it will be required to continue to rapidly expand the number of its employees in all areas of operations, including administration, development, support, marketing, sales, consulting, and distribution. Net2Wireless cannot assure you that it will be able to locate and hire, or retain, the necessary personnel, nor that it will be able to successfully manage the growth and expansion of its business.

         Net2Wireless may not successfully complete the development of its current platform or develop additional products for other wireless technologies.

         There are a number of wireless technologies currently in use. Initially, Net2Wireless' product was designed to work with the global system for mobile communications, or GSM, a wireless protocol that is used in Israel and Europe. If the beta test of this product is successful, Net2Wireless will need to complete the development of this platform, as well as to initiate and continue the development of products for other wireless protocols, including the dominant systems used for digital cellular mobile networks in North America, code division multiple access, or CDMA, and time division multiple access, or TDMA. In addition, there are many unique wireless protocols based on these general standards and many operating systems which are unique to individual carriers. Integration with different systems can be a long and costly process. There can be no assurance that the combined company will be able to successfully complete the development of the GSM platform or develop additional products compatible with other platforms. Even if it successfully completes these products, there can be no assurance that the combined company will be able to successfully recover its development costs for any particular system.

         The technology of Net2Wireless is not entirely based on the current industry standard for wireless communications and, as a result, may not be accepted.

         In 1998, the Wireless Application Protocol Forum, adopted open, worldwide specifications for wireless data transmission, designed to establish a standard for wireless data transmission. These standards were based on, among other things, the concept that Internet sites to be accessed by wireless devices should be specifically designed streamlined sites that require less data to be transmitted and received by the wireless device. Major telecommunications companies, equipment manufacturers, and software and service companies are members of this forum. While Net2Wireless' products are expected to be compatible with the wireless application protocol used to allow cellular phones access to the Internet adopted by the forum, they will utilize proprietary software and technology not included in the existing wireless application protocol standards. Telecommunications companies and others may be reluctant to adopt new technology that is not wholly based on the existing wireless application protocol standard.

         New products and services developed by Net2Wireless' competitors may perform better than those developed by Net2Wireless and, therefore, Net2Wireless' products and services may not be accepted in the marketplace.

         The market for the delivery of Internet services through wireless communication devices is evolving extremely rapidly and is characterized by intense competition by a large number of companies seeking to establish a dominant market presence. As a result of the very recent development of this market, Net2Wireless cannot estimate the potential product lifecycle. Net2Wireless may not be able to successfully introduce its products or continue to develop and enhance its products at a pace sufficient to keep up with the introduction of new products and services by others. In addition, the prediction of the demand for these services is extremely speculative and the overall market and pricing for these services may not grow at the pace or to the size currently anticipated. Competition could also adversely affect the combined company's ability to develop new products and service offerings. Increasing competition could have a material adverse affect on future revenues and profitability.

         Net2Wireless' potential competitors have access to significantly greater resources, limiting Net2Wireless' ability to compete.

         The telecommunications industry is highly competitive. The telecommunications industry is changing rapidly due to, among other things, deregulation, privatization, consolidation, technological improvements, expansion of infrastructure, the globalization of the world's economies, the expansion of free trade, and new service offerings rapidly being added. These changes create new international and domestic competitors, new network service providers and new competitive infrastructures and services. There can be no assurance that the combined company will be able to compete effectively under these rapidly changing market conditions.

         A number of companies have announced their intent to address the potential market for access to the Internet with wireless communication devices. These include large device manufacturers such as (i) Ericsson, Motorola, Qualcomm, AT&T, and Nokia; (ii) developers of operating systems, software, and browsers such as Microsoft, and Wireless Knowledge, a joint venture of Microsoft and Qualcomm; (iii) systems integrators, such as CMG and APiON; and (iv) software companies such as Oracle and Sendit.

         It is anticipated that this market will continue to be the focus of telephone and wireless device manufacturers, telecommunications companies, and software and browser companies, some of which are among the largest and most successful companies in the world. These companies have resources, including access to technical ability, funding, manufacturing, marketing, and distribution, far in excess of those of Net2Wireless. As a result, Net2Wireless may not be able to successfully compete in this marketplace.

         Net2Wireless may not be able to recruit and retain key management and technical personnel, in which case its proposed business will be adversely affected.

         The success of Net2Wireless is dependent, in part, on its ability to attract and retain key management and technical personnel. Net2Wireless does not carry life insurance on Nechemia Davidson, its founder and chief executive officer. In addition, Net2Wireless' full management team has not yet been assembled. The combined company will be required to assemble a worldwide administrative and marketing team in order to be successful. Net2Wireless has recently hired a number of technical employees and is seeking to identify and attract additional executive management and technical personnel. Net2Wireless has an employment agreement with Mr. Davidson, who will be the president and chief executive officer of the combined company, for an initial term of three years, renewable for additional two-year terms. Under Mr. Davidson's agreement, Net2Wireless will pay him $500,000 annually and grant him options. The agreement also provides for the payment of additional benefits and potential cash and equity bonuses. Additionally, Net2Wireless receives management assistance from two of its directors under consulting agreements. Under Mr. Rubner's consulting agreement, Net2Wireless will pay him $100,000 annually for his services and under Mr. Avtalion's consulting agreement, Net2Wireless will pay him $2,000 for each day that he performs consulting services for Net2Wireless. These individuals do not dedicate their full business time to the affairs of Net2Wireless, and there can be no assurance their services will remain available. If the combined company is unable to attract management with the necessary experience and expertise, or if it loses the services of Mr. Davidson or other key members of its executive or technical team, it may be unable to successfully implement its planned business operations.

         Net2Wireless may not be able to adequately protect its intellectual property rights, which would substantially harm the combined company's competitive position.

         The ability of the combined company to establish a position in the market for wireless communication with the Internet is dependent to a large degree on its proprietary technology having advantages over competing products. Net2Wireless presently relies on copyright and trademark laws, trade secret laws, and confidentiality and noncompetition contractual provisions to protect its intellectual property. Net2Wireless has filed two patent applications and anticipates seeking patent protection for other aspects of its technology that may be patentable. Until patents are actually issued, of which there can be no assurance, Net2Wireless will not be able to determine the full extent of the protection they may afford. The effectiveness of all of the above protections varies from country to country and may not adequately protect Net2Wireless' rights. If Net2Wireless cannot adequately protect its technology, other competitors could potentially use the intellectual property developed by Net2Wireless to their own competitive advantage.

         The combined company could be sued for violations of the intellectual property rights of others.

         There are a large number of patents and products constantly being developed in the areas of telecommunications and Internet applications. The highly technologically-dependent aspect of these industries and the rapid development of products and services enhance the possibility of claims based on violations of intellectual property rights. Any such claim brought against the combined company, even if ultimately determined to be without merit, could be expensive and time consuming and detract from the implementation of the products and services of the combined company. In addition, the combined company may be required to obtain licenses to patents or other proprietary rights of third parties. There can be no assurance that any licenses would be available on terms acceptable to the combined company, or at all.

         The telecommunications industry in which the combined company will compete is highly regulated and the proposed business of the combined company may be adversely affected by existing regulations or new regulations adopted in the future.

         The telecommunications industry is rapidly changing and highly regulated. Cellular carriers require licenses from governmental authorities to use the airwaves. If a cellular carrier using the combined company's products and services lost its license, was restricted in the use of airwaves, or did not gain access to the third generation licenses currently being granted by countries around the world, it could adversely affect the proposed business of the combined company. Other aspects of the combined company's business will also be subject to the authority of regulatory bodies of the countries in which it operates. Regulations established by such regulatory bodies may impose limits on the combined company's operations, and there can be no assurance that such restrictions will not place burdens on the combined company. In addition, the combined company's business may be adversely affected by regulatory changes resulting from judicial decision or the adoption of treaties, legislation, or regulations by the national authorities where the combined company operates.

         Significant charges associated with stock-based compensation may adversely affect the market price of the common stock and the ability of the combined company to obtain financing.

         For the six months ended June 30, 2000, Net2Wireless had a non-cash expense of approximately $125 million associated with the grant of options with exercise prices below the fair market value of its stock at the date of grant. To the extent that Net2Wireless, or the combined company, continues to use stock based compensation for employees and others in the future, it may incur associated compensation expenses. Any expense will reduce the earnings of the combined company, which may have a negative impact on the market price of the common stock and ability of the combined company to obtain financing.

Risks Related to Operations in Israel

         Conditions in Israel affect operations and may limit the combined company's ability to produce and sell products.

         Net2Wireless' principal research and development and manufacturing facilities are located in the state of Israel. Political, economic, and military conditions in Israel directly affect its operations. Some of its officers and employees in Israel are obligated to perform up to 39 days of military reserve duty annually. The absence of these employees for significant periods during the work week may cause Net2Wireless to operate inefficiently during these periods. Additionally, a number of countries continue to restrict or ban business with Israel or Israeli companies, which may limit the ability of Net2Wireless to make sales in those countries.

         The Israeli rate of inflation may negatively impact the costs of the combined company if it exceeds the rate of devaluation of the New Israeli Shekel against the U.S. dollar.

         A portion of the cost of the Israeli operations, mainly personnel and facility-related, will be incurred in New Israeli Shekels. As a result, the combined company will bear the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar, which will increase costs of the combined company as expressed in dollars.

         To date, Net2Wireless has not engaged in hedging transactions. In the future, the combined company might enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the New Israeli Shekel. These measures may not adequately protect the combined company from material adverse effects due to the impact of inflation in Israel.

         It may be difficult to enforce a U.S. judgment against the officers and directors of the combined company and some of the experts named in this Prospectus or to assert U.S. securities law claims in Israel.

         Substantially all of the executive officers and directors of the combined company and the independent certified public accountants of Net2Wireless are nonresidents of the United States, and a substantial portion of the assets of the combined company and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against the combined company or any such persons. Additionally, it may be difficult for you to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

Risks Related to the Merger

         The trading price for the stock of the combined company may be volatile.


         The market price of Sensar common stock has been and may continue to be volatile. For example, from October 6, 1999, through October 3, 2000, the closing price for Sensar's common stock, as reported by Nasdaq, has been as high as $79.688 and as low as $2.094. The trading price can be affected by a number of factors unrelated to the business prospects and results of the combined company. These factors include:


         o        announcements of developments by competitors;

         o acquisitions or strategic alliances by the combined company or others in the industry;

         o changes in the estimates as to the potential market and Net2Wireless' share of that market;

         o        changes in the recommendations of security analysts; and

         o changes in the trading prices of telecommunications companies or others in related industries generally.

         There can be no prediction as to the price or trading volume of the stock of the combined company subsequent to the merger.

         The concentration of control of the combined company in the members of management may limit the ability of other stockholders to influence the direction and policies of the combined company.

         The executive officers and directors of Net2Wireless will own approximately 26% of the outstanding common stock of the combined company subsequent to the merger. In addition, they will hold options, of which approximately 5,000,000 are exercisable at $1.86 per share, to increase their stock ownership to approximately 40%. Consequently, these stockholders may, as a practical matter, be able to exert significant influence over those matters requiring approval by the stockholders, limiting the ability of other stockholders of the combined company to effectively influence the direction and policies of the combined company. This concentration of ownership could also discourage, delay, or prevent others from a takeover attempt that could otherwise be beneficial to the other stockholders of the combined company.

         The authorization of 10,000,000 shares of preferred stock in the certificate of incorporation of the combined company, and the authority of the board of directors to determine the attributes of and to issue the preferred stock, may discourage, delay, or prevent a merger or acquisition that may be favorable to the stockholders of Net2Wireless.

         The terms of the merger may not reflect the value of Sensar or Net2Wireless.


         The terms of the merger and the determination of the number of shares and options to be held by the stockholders of Sensar and Net2Wireless represent determinations arrived at during the negotiation process merely for the purpose of calculating the relative ownership percentages of the parties. The ownership percentages were not fixed based on traditional indicators of value such as earnings, market share, return on assets, revenues, or market capitalization. The percentage ownership of the Sensar and Net2Wireless stockholders does not, and is not intended to, represent the value of Sensar or Net2Wireless and should not be taken as an indication of the price at which the common stock of the combined company may be sold subsequent to the merger or the value of the combined company. Subsequent to the date that the number of shares to be issued to Net2Wireless stockholders was fixed, Net2Wireless acquired the wireless technology from I.T.E.S. Ltd. for $1.2 million, a price determined by the board of I.T.E.S. Ltd. to be the fair market value at that time and substantially less than the value of the Sensar common stock to be issued to the Net2Wireless stockholders, based on the market price of the common stock, both at the date the terms of the merger were negotiated and the date of the sale by I.T.E.S. Ltd. The amounts that may be realized following the merger upon the sale by the former Net2Wireless stockholders of the common stock received by them in the merger may vary widely from the foregoing amounts and the historical trading prices of the Sensar common stock.

         Additional shares that become available for sale may have an adverse affect on the trading price.


         All of the shares to be issued to the Net2Wireless stockholders in connection with the merger have been registered under a registration statement filed by Sensar and, except for the stock held by affiliates of Net2Wireless, will be freely available for sale on issuance in connection with the closing of the merger. In addition, following the merger, the combined company will have outstanding options and warrants to purchase up to an aggregate of 19,132,327 shares of our common stock. The currently granted options to acquire 19,040,729 shares of stock have a weighted average exercise price of $4.40 per share, significantly below the current trading price of the common stock. Of these options, 16,505,610 are currently exercisable. The holders of these warrants and options have registration rights requiring the combined company to register the sale of the common stock issuable upon exercise. This Prospectus permits the resale of 2,467,056 shares of restricted common stock issued on the conversion of options held by directors, officers, and consultants of Sensar and Net2Wireless. The sale of the stock issued under this Prospectus, the sale of stock issued to Net2Wireless stockholders, and the sale of stock covered by other registration statements that may be filed by Sensar, or even the potential for the sale of such stock, may adversely affect the trading price for the common stock of the combined company.


                              --------------------

                              SELLING STOCKHOLDERS


         The following table provides information, as of the date of this Prospectus, concerning the selling stockholders. This information has been provided by the selling stockholders. Sensar is not a party to any agreement, arrangement, or understanding regarding the sale of any of the shares. None of selling stockholders will own 1% of the outstanding stock subsequent to the sale of the securities subject to this Prospectus.

                                              Beneficially                             Beneficially
                                         Owned Before Offering                     Owned After Offering
                                       ---------------------------              ----------------------------
                                                                     Shares
            Selling Stockholder           Shares      Percent(1)   to be Sold      Shares       Percent(1)
            -------------------           ------      ----------   ----------      ------       ----------

      Howard S. Landa(2)                 1,056,076       14.0%       1,000,000       56,076             (9)

      Andrew C. Bebbington(3)              653,056        9.1%         653,056            0              0.0%

      Mickey Hale(4)                       262,500        3.9%         250,000       12,500             (9)

      Steven P. Strasser(5)                262,500        3.9%         250,000       12,500             (9)

      Brian B. Lewis(6)                    250,000        3.7%         250,000            0              0.0%

      Larry J. Davis(7)                     50,790        0.8%          50,000          790             (9)

      Steve Witzel(8)                       31,778        0.5%          14,000       17,778             (9)

-------------------------

(1) The percentages are based on the 6,548,546 shares of Sensar outstanding as of October 3, 2000. Each percentage is then calculated assuming that the individual holder exercises his or her option, increasing the issued and outstanding common stock by that amount. The percentage calculations for these shareholders do not include the 19,295,060 additional shares that will be issued in connection with the merger with Net2Wireless, which would substantially reduce the percentages shown on the foregoing table.

(2) Mr. Landa is chairman of the board and chief executive officer of Sensar. The shares shown for Mr. Landa include 1,000,000 shares subject to options with an average weighted exercise price of $2.00 per share. The remaining 56,076 shares are held by the spouse and children of Mr. Landa and a limited liability company in which Mr. Landa is a minority owner. Mr. Landa denies direct beneficial ownership and control of these shares.
(3) Mr. Bebbington is currently a consultant to Sensar. From November 1997 through April 21, 2000, Mr. Bebbington was the chief executive officer and a director of Sensar. All of the shares shown for Mr. Bebbington are subject to options held by Mr. Bebbington with a weighted average exercise price of $2.00 per share, except for 3,056 options which have an exercise price of $2.50 per share.
(4) Ms. Hale is a director of Sensar. The shares shown for Mr. Hale include 250,000 shares subject to options with a weighted average exercise price of $2.00 per share.
(5) Mr. Strasser is a director of Sensar. The shares shown for Mr. Strasser include 250,000 shares subject to options with a weighted average exercise price of $2.00 per share held by an entity controlled by Mr. Strasser.
(6) Mr. Lewis is a director of Sensar. All of the shares shown for Mr. Lewis are subject to options with a weighted average exercise price of $2.00 per share.
(7) Mr. Davis was formerly a director and officer of Sensar, but resigned from these positions in November 1997. Mr. Davis continued as an employee of Sensar until the sale of its acoustics and vibration business in March 1999. The shares shown for Mr. Davis are subject to an option with an exercise price of $2.50 per share.
(8)  Mr. Witzel is currently a consultant to Sensar.
(9)  Represents an amount less than 1%.


                              PLAN OF DISTRIBUTION

         All of the selling shareholders, except for Mr. Witzel who holds only a minor amount of shares, have signed a commitment pursuant to which they have agreed not to sell more than 50% of the shares held by them covered by this prospectus during the 180 days subsequent to the effectiveness of the registration statement of which this prospectus forms a part. These individuals have also agreed to include up to 75% of the shares subject to this prospectus then held by them in any lock-up agreement required by an underwriter of the officers and directors of Sensar in an underwritten public offering of at least $100 million of the securities of Sensar.

         The selling stockholders may offer their shares at various times in one or more of the following transactions:

         o on the Nasdaq SmallCap(SM) Market (or any other exchange on which the shares may be listed);

         o        in the over-the-counter market;

         o        in negotiated transactions other than in such markets;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions, and in settlement of other transactions in standardized or over-the-counter options; or

         o        in a combination of any of the above transactions.

         Any such sale of common stock by the selling stockholders must be accompanied by, or follow the delivery of, this Prospectus, unless the selling stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. Sensar has not and does not intend to enter into any arrangement with any broker-dealers concerning the sale of the common stock or solicitation of offers to purchase the common stock.

         Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by these broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify the broker-dealers against liabilities, including liabilities under the Securities Act. In addition, Sensar has agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act.

         Under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to Sensar's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Sensar's common stock by the selling stockholders.

         The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Sensar, and Sensar has paid the expenses of the preparation of this Prospectus.

         Sensar estimates that it will incur costs of approximately $40,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock. The selling stockholders will bear other separate costs incurred by them.

                            DESCRIPTION OF SECURITIES

         The description of Sensar's common stock is incorporated by this reference to Sensar's registration statement on Form 8-A, SEC File Number 0-17020, effective March 4, 1997.

         The transfer agent for Sensar's common stock is Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.

               NO PROCEEDS TO SENSAR FROM THE SALE OF COMMON STOCK


         Sensar will not receive any proceeds from the sale by the selling stockholders of the common stock covered by this Prospectus. The shares to be offered under this Prospectus are subject to options and other rights which, on exercise, will result in gross proceeds to Sensar of up to $4,932,640 which will be used by Sensar for general working capital purposes.

                                  NO DIVIDENDS

         Sensar has not paid dividends on the common stock. Sensar seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the common stock in the foreseeable future.

                             LEGALITY OF SECURITIES

         The validity under the Nevada Revised Statutes of the common stock to be sold by the selling stockholders has been passed on for Sensar by Keith L. Pope, LLC.

                                     EXPERTS

         The audited consolidated balance sheets of Sensar and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999, incorporated in this Prospectus by reference to Sensar's annual report on Form 10-K for the year ended December 31, 1999, have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto included therein, and are incorporated herein by reference, in reliance upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated balance sheet of Net2Wireless (a development stage company) and its subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows from commencement of operations (April 1, 1999) through December 31, 1999, included in Sensar's registration statement on Form S-4, SEC File No. 333-34298, which is incorporated in this Prospectus by reference, have been audited by Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Sensar has filed a registration statement (File No. 333-43320) on Form S-3 with the Securities and Exchange Commission (the "SEC"). This Prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for additional information. With respect to references made in this document to any contract, agreement, or other document, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document. You may review a copy of the registration statement, including exhibits, at the principal offices of the SEC at:

         o Judiciary Plaza, 450 Fifth Street, N.W., Room 2104 or the public reference room, Washington, D.C. 20549;

         o Seven World Trade Center, 13th Floor, 26 Federal Plaza, New York, New York 10048; or

         o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


         Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         Sensar is subject to the informational requirements of the Securities Exchange Act and, consequently, files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Sensar's SEC filings and the registration statement of which this Prospectus is a part can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The information incorporated by reference is an important part of this Prospectus. These documents are available on request, and without charge, from Howard S. Landa, Sensar Corporation, 50 West Broadway, Suite 501, Salt Lake City, Utah 84101, telephone number (801) 350-0587. The following documents are filed with the SEC and are incorporated by reference into this Prospectus:


         o        registration statement on Form S-4, SEC File No. 333-34298;

         o annual report of Sensar on Form 10-K for the fiscal year ended December 31, 1999;

         o quarterly reports of Sensar on Form 10-Q for the quarters ended March 31, and June 30, 2000;

         o interim reports of Sensar on Form 8-K dated January 4, January 5, March 16, March 24, March 30, April 7, May 31, June 6, June 22, June 27, and July 27, 2000; and

         o the description of Sensar's common stock contained in its registration statement on Form 8-A dated March 4, 1997, and any amendments or report filed for the purpose of updating that description.

         All documents and reports subsequently filed by Sensar pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus are also incorporated by reference in this Prospectus and will be deemed a part of this Prospectus from the date of filing of such documents or reports.

         Information in reports that are filed later with the SEC will update and supersede statements contained in previously filed documents or this Prospectus to the extent that the new information differs from the old information.

         Investors should rely only on the information contained or incorporated by reference in this Prospectus. Sensar has not authorized anyone to provide investors with information that is different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, except where incorporation by reference of a document later filed with the SEC supersedes such information, regardless of the time of delivery of this Prospectus or of any sale of the shares of common stock under this Prospectus.

------------------------------------------
            TABLE OF CONTENTS                          SENSAR CORPORATION
------------------------------------------

Section                               Page

Recent Developments.....................2
Forward Looking Statements..............2
Risk Factors............................2               RESALE OF 2,467,056
Selling Stockholders....................9              SHARES OF COMMON STOCK
Plan of Distribution...................10
Description of Securities..............11
No Proceeds to Sensar..................11
No Dividends...........................12
Legality of Securities.................12
Experts................................12
Where You Can Find More Information....12
Incorporation of Certain Documents by          ---------------------------------
  Reference............................13                   PROSPECTUS
                                               ---------------------------------

Investors should only rely on the
information contained in this
Prospectus. Sensar has not authorized
anyone to provide different information.
This Prospectus does not constitute an
offer to sell or the solicitation of an
offer to buy any securities covered by
this Prospectus in any state or other
jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.

                                                        October ___, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the distribution of the securities being registered:

         Securities and Exchange Commission registration fee....  $    56,844
         Legal fees.............................................       15,000
         Accounting fees and expenses...........................        5,000
         Printing expenses......................................        1,000
         Courier, reproduction, and miscellaneous...............        3,000
                                                                  --------------
                                                 Total            $    80,844
                                                                  ==============

         All expenses, except the SEC fees, are estimates.

         The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.037 and 78.751 of the Nevada Revised Statutes and "ARTICLE
VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers and the limitation of liability thereon in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")

                                ITEM 16. EXHIBITS

         The following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

                 SEC
  Exhibit     Reference
   Number       Number                          Title of Document                               Location
------------ ------------- ------------------------------------------------------------- ------------------------
  Item 2.                  Plan of Acquisition
------------ ------------- ------------------------------------------------------------- ------------------------
    2.1           2        Agreement dated December 8, 1999, as amended January 4,       Appendix A to Joint
                           March 21, June 26, July 26, and September 6, 2000,            Proxy Statement/
                           between Sensar Corporation and Net2Wireless Corporation       Prospectus to
                                                                                         Registration Statement
                                                                                         filed on Form S-4,
                                                                                         SEC File No.
                                                                                         333-34298*

  Item 5.                  Opinion re: Legality
------------ ------------- ------------------------------------------------------------- ------------------------
    5.1           5        Opinion of Keith L. Pope, LLC                                 This Filing

  Item 23.                 Consents of Experts and Counsel
------------ ------------- ------------------------------------------------------------- ------------------------
    23.1          23       Consent of Grant Thornton LLP, independent accountants        This Filing
    23.2          23       Consent of Kost, Forer & Gabbay, a member of                  This Filing
                           Ernst & Young International
    23.3          23       Consent of Keith L. Pope, LLC                                 Included in Exhibit 5.1

  Item 24.                 Power of Attorney
------------ ------------- ------------------------------------------------------------- ------------------------
    24.1                   Power of Attorney                                             Signature Page

*Incorporated by reference

                              ITEM 17. UNDERTAKINGS

Rule 415 Offerings:  Post-Effective Amendments [Regulation S-K, Item 512(a)]

         The undersigned Registrant will:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference [Regulation S-K, Item 512(b)]

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Incorporated Annual and Quarterly Reports [Regulation S-K, Item 512(e)]

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide interim financial information required to be presented pursuant to Article 3 of Regulation S-X.

Indemnification [Regulation S-K, Item 512(h)]

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 5th day of October, 2000.


                                      SENSAR CORPORATION
                                      (Registrant)


                                      By  /s/ Howard S. Landa
                                          ----------------------
                                          Howard S. Landa, Chairman of the Board


         Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the 5th day of October, 2000.


/s/ Howard S. Landa
-------------------------
Howard S. Landa, Director and Chairman of the
Board (Principal Executive and Financial Officer)

/s/ Brian G. Lewis
-------------------------
Brian B. Lewis, Director

/s/ Steven P. Strasser
-------------------------
Steven P. Strasser, Director

/s/ Mickey Hale
-------------------------
Mickey Hale, Director